Exhibit 10.1

CONSULTING AGREEMENT

This Consulting Agreement (the “Agreement”) is by and between MaxCyte, Inc., a Delaware corporation, having its place of business located at 9713 Key West Avenue, Suite 400, Rockville, MD 20850 (“MaxCyte”), and Ross Squared Consulting LLC, an individual, having its address at [*] (“Consultant”) is effective as of February 1, 2025 (the “Effective Date”).

RECITALS

WHEREAS, MaxCyte is engaged in the business of developing and manufacturing cell-engineering technologies; and

WHEREAS, MaxCyte engages Consultant to perform the services described herein and for Consultant to provide such services on the terms and conditions described herein; and

WHEREAS, the parties desire to use Consultant’s independent skill and expertise pursuant to this Agreement as an independent contractor; and

NOW THEREFORE, in consideration of the promises and mutual agreements contained herein, the parties hereto, intending to be legally bound, agree as follows:

1.Recitals. The above Recitals are hereby incorporated into this Agreement as if fully set forth herein.

2.Services.  Consultant agrees to provide consulting services to MaxCyte, as specified in Exhibit A of this Agreement (“Service” or “Services”). The Services shall include a detailed description of the materials, equipment, and services to be provided by the Consultant, and the amount payable by MaxCyte for the Service. Consultant agrees to exercise the highest degree of professionalism and utilize his expertise and creative talents when performing the Services. Throughout the Term, the Consultant agrees to be reasonably available to meet with MaxCyte at its office being 9713 Key West Ave, Suite 400, Rockville, MD 20850or such other location as required by MaxCyte from time-to-time. Should the Consultant be obligated or requested to undertake services beyond the scope outlined in Exhibit A of this Agreement, such additional or varied services, along with corresponding adjustments to the compensation amount and completion date, will be subject to negotiation in good faith where both parties must mutually agree to the aforementioned changes through the execution of a signed change order (“Change Order”) before the commencement of the additional services.

3.Compensation.

3.1In consideration with the Services rendered pursuant to this Agreement and for the assignment of certain of Consultant’s rights, title, and interest pursuant hereto, MaxCyte will pay Consultant a consulting fee for Services rendered during the Term based on the fees described in Exhibit A. MaxCyte agrees to be pay all undisputed invoices within thirty (30) days from the applicable invoice date. Consultant shall submit all invoices to AP@maxcyte.com, and MaxCyte will render payments in accordance with the terms of this

Agreement. All invoices from the Consultant must be presented to MaxCyte no later than one-hundred and twenty (120) days following the completion of the Services in Exhibit A.

3.2If this Agreement provides for reimbursement of “out-of-pocket” expenses of the Consultant, the nature and approximate amount of such expenses must be approved in advance by MaxCyte in writing. MaxCyte may provide its approval of the out-of-pocket expenses via email. The term “out-of-pocket” expenses includes reasonable and coach class travel, hotel accommodations and meal expenses, which Consultant incurs during the performance of the Services and are directly related to the Services outlined herein. Such accumulated expenses shall be in accordance with this Section 3, and MaxCyte shall only reimburse Consultant for reasonable out-of-pocket expenses in accordance with this Section 3. The cost of any subcontractors or supplementary providers employed by the Consultant shall not be an out-of-pocket expense; and the Consultant shall be solely responsible for such expenses. Each invoice shall include copies of receipts for all out-of-pocket expenses and pass-through costs for which reimbursement is requested. All such out-of-pocket expenses and pass-through costs shall be reimbursed at cost, without mark-up.

4.Ownership of Work Product.  Consultant hereby irrevocably assigns, grants and conveys to MaxCyte all right, title and interest now existing or that may exist in the future in and to any document, development, work product, know-how, design, processes, invention, technique, trade secret, or idea, and all intellectual property rights related thereto, that is created by Consultant, to which Consultant contributes, or which relates to Consultant’s services provided pursuant to this Agreement (the “Work Product”), including all copyrights, trademarks and other intellectual property rights (including but not limited to patent rights) relating thereto. Consultant agrees that any and all Work Product shall be and remain the property of MaxCyte. Consultant will immediately disclose to MaxCyte all Work Product. Consultant agrees to execute, at MaxCyte’s request and expense, all documents and other instruments necessary or desirable to confirm such assignment. In the event that Consultant does not, for any reason, execute such documents within a reasonable time of MaxCyte’s request, Consultant hereby irrevocably appoints MaxCyte as Consultant’s attorney-in-fact for the purpose of executing such documents on Consultant’s behalf, which appointment is coupled with an interest. Consultant shall not attempt to register any works created by the Consultant pursuant to this Agreement at the U.S. Copyright Office, the U.S. Patent & Trademark Office, or any foreign copyright, patent, or trademark registry. Consultant retains no rights in the Work Product and agrees not to challenge MaxCyte’s ownership of the rights embodied in the Work Product. Consultant further agrees to assist MaxCyte in every proper way to enforce MaxCyte’s rights relating to the Work Product in any and all countries, including, but not limited to, executing, verifying and delivering such documents and performing such other acts (including appearing as a witness) as MaxCyte may reasonably request for use in obtaining, perfecting, evidencing, sustaining and enforcing MaxCyte’s rights relating to the Work Product.

5.Artist’s, Moral, and Other Rights.  If Consultant has any rights, including without limitation “artist’s rights” or “moral rights,” in the Work Product which cannot be assigned (the “Non-Assignable Rights”), Consultant agrees to waive enforcement worldwide of such rights against MaxCyte. In the event that Consultant has any such rights that cannot be assigned or waived, Consultant hereby grants to MaxCyte a royalty-free, paid-up, exclusive, worldwide, irrevocable, perpetual license under the Non-Assignable Rights to (i) use, make, sell, offer to

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sell, have made, and further sublicense the Work Product, and (ii) reproduce, distribute, create derivative works of, publicly perform and publicly display the Work Product in any medium or format, whether now known or later developed.

6.Representations and Warranties.

6.1Consultant Representations and Warranties.

(a)Consultant represents and warrants that: (i) it has the full right and authority to enter into this Agreement and perform its obligations hereunder; (ii) it has the right and unrestricted ability to assign the Work Product to MaxCyte as set forth in Sections 4 and 5 (including without limitation the right to assign any Work Product created by Consultant’s employees or contractors); (iii) the Work Product has not heretofore been published in its entirety; and (iv) the Work Product will not infringe upon any copyright, patent, trademark, right of publicity or privacy, or any other proprietary right of any person, whether contractual, statutory or common law.

6.2MaxCyte Representations and Warranties.

(a)MaxCyte represents and warrants that: (i) MaxCyte is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware, and registered to do business and is in good standing in the State of Maryland; (ii) MaxCyte has the full right and authority to enter into this Agreement and perform its obligations hereunder; (iii) this Agreement has been, and on the Effective Date will be, duly authorized by all necessary corporate action on the part of MaxCyte; (iv) this Agreement has been, and on the Effective Date will be, validly executed and delivered by MaxCyte and its authorized representatives and constitute (upon such execution and delivery will constitute) legal, valid, and binding obligations of MaxCyte and thereby enforceable against MaxCyte in accordance with its respective terms; (v) the execution, delivery, and performance by MaxCyte and its authorized representatives of the Agreement do not, and will not, violate MaxCyte’s articles of incorporation, bylaws, or other organizational documents nor be in breach or otherwise violate any order, writ, judgment, injunction or decree issued which names MaxCyte or is directed to MaxCyte.

7.Independent Contractor Relationship.  Consultant is an independent contractor and not an employee of MaxCyte.  Nothing in this Agreement is intended to, or should be construed to, create a partnership, agency, joint venture or employment relationship. The manner and means by which Consultant chooses to complete the consulting services are in Consultant’s sole discretion and control. Except in the case of MaxCyte’s computer and other material and equipment, the Consultant agrees to provide its own equipment, tools, and other materials at its own expense. The Consultant is not authorized to represent that he is an agent, employee, or legal representative of MaxCyte. Consultant is not authorized to make any representation, contract, or commitment on behalf of MaxCyte or incur any liabilities or obligations of any kind in the name of or on behalf of MaxCyte. Except as otherwise stated herein, the Consultant shall be free at all times to arrange the time and manner of performance of the Services and is not required to maintain any schedule of duties or assignments. However, the Consultant shall use reasonable efforts to ensure that the Services are performed in timely manner. The Consultant may take vacations or personal leave at the Consultant’s discretion provided that such absences do not materially interfere with the completion of the Services. In the event of an unforeseen circumstance

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(including, but not limited to, illness, bereavement or other disability) that may temporarily impact the Consultant’s ability to perform the Services, the Consultant shall provide Notice to MaxCyte.  The Consultant is also not required to provide reports to MaxCyte. In addition to all other obligations contained herein, Consultant agrees: (a) to proceed with diligence and promptness and hereby warrants that such services shall be performed in accordance with the highest professional standards in the field to the satisfaction of MaxCyte; and (b) to comply, at Consultant’s own expense, with the provisions of all state, local, and federal laws, regulations, ordinances, requirements and codes which are applicable to the performance of the Services hereunder.

8.Consultant’s Responsibilities.  As an independent contractor, the mode, manner, method and means used by the Consultant in the performance of the Services shall be of Consultant’s selection and under the sole control and direction of the Consultant. Consultant shall be responsible for all risks incurred in the operation of Consultant’s business and shall enjoy all the benefits thereof. Any persons employed by or subcontracting with the Consultant to perform any part of Consultant’s obligations hereunder shall be under the sole control and direction of Consultant and Consultant shall be solely responsible for all liabilities and expenses thereof. MaxCyte shall have no right or authority with respect to the selection, control, direction, or compensation of such persons.

In accordance with applicable law, MaxCyte prohibits sexual harassment and harassment because of age, sex (including pregnancy, childbirth, or related conditions), race, color, religion, gender identity or expression, genetic information, national origin, ancestry, disability, marital status, covered veteran status, sexual orientation or any other basis protected by federal, state, or local law. Consultant represents and warrants that it will, and will obligate its employees, contractors, and subcontractors to comply with the Preventing Harassment Policy provided herein as Exhibit B.

9.Tax Treatment.  Consultant and MaxCyte agree that MaxCyte will treat Consultant as an independent contractor for purposes of all tax laws (local, state, and federal) and file forms consistent with that status. Consultant agrees, as an independent contractor, that neither he nor his employees are entitled to unemployment benefits in the event this Agreement terminates, or workers’ compensation benefits in the event that Consultant, or any employee of the Consultant, is injured in any manner while performing obligations hereunder. The Consultant will be solely responsible for paying any and all local, state, and/or federal income, social security and unemployment taxes for the Consultant and his employees. MaxCyte will not withhold any taxes or prepare W-2 Forms for Consultant, but will provide Consultant with a Form 1099, if required by law. Consultant is solely responsible for and will timely file all tax returns and payments required to be filed with, or made to, any federal, state, or local tax authority with respect to the performance of Services and receipt of fees under this Agreement. Consultant is solely responsible for, and must maintain adequate records of, expenses incurred during the performance of the Services, except as provided herein. No part of the Consultant’s compensation will be subject to withholding by MaxCyte for the payment of any social security, federal, state or any other employee payroll taxes. MaxCyte will regularly report amounts paid to the Consultant with the appropriate taxing authorities, as required by law.

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10.No Employee Benefits. Consultant acknowledges and agrees that neither he nor anyone acting on his behalf shall receive any employee benefits of any kind from MaxCyte. Consultant, including its agents, employees, and subcontractors, is excluded from participating in any fringe benefit plans or programs as a result of the performance of the Services hereunder, without regard to Consultant’s independent contractor status. In addition, Consultant, on behalf of itself, it’s agents, employees, and contractors, waives any and all rights, if any, to participation in any of MaxCyte’s fringe benefit plans or programs including, but not limited to, health, sickness, accident or dental coverage, life insurance, disability benefits, severance, accidental death and dismemberment coverage, unemployment insurance coverage, workers’ compensation coverage, and pension or 401(k) benefit(s) provided by MaxCyte to its employees. Any stock option agreements Consultant has with MaxCyte shall be governed by the terms of such stock option agreement, and no rights thereunder shall be waived or superseded by entering into this Agreement. The Services hereunder shall constitute “Continuous Service” under the MaxCyte’s equity plan.

11.Expenses and Liabilities.  Consultant agrees that as an independent contractor, he is solely responsible for all expenses (and profits/losses) he incurs in connection with the performance of the Services. Consultant understands that he will not be reimbursed for any supplies, equipment, or operating costs, nor will these costs of doing business be defrayed in any way by MaxCyte. In addition, MaxCyte does not guarantee to the Consultant that fees derived from Consultant’s business will exceed Consultant’s costs.

12.Non-Exclusivity. MaxCyte reserves the right to engage other consultants to perform services, without giving Consultant a right of first refusal or any other exclusive rights.  Consultant reserves the right to perform services for other persons, provided that the performance of such services does not conflict or interfere with the Services provided pursuant to or obligations under this Agreement.

13.No Conflict of Interest.  During the Term, Consultant shall not enter into a contract, or provide services to any third party that provides products or services which compete with the products or services provided by MaxCyte nor may Consultant enter into any agreement or perform any services which would conflict or interfere with the services provided pursuant to or the obligations under this Agreement.  Consultant warrants that there is no other contract or duty on his part that prevents or impedes Consultant’s performance of the Services. Consultant agrees to indemnify MaxCyte from any and all loss or liability incurred by reason of the alleged breach by the Consultant of any services agreement with any third party.

14.Confidential Information.

14.1Consultant agrees to hold MaxCyte’s Confidential Information (as defined below) in strict confidence and not to disclose such Confidential Information to any third parties without MaxCyte’s prior written consent. Consultant also agrees not to use any of MaxCyte’s Confidential Information for any purpose other than the performance of Services hereunder. “Confidential Information”  as used in this Agreement shall mean all information disclosed by MaxCyte or its representative to Consultant regarding MaxCyte or its business, or that which was obtained by the Consultant pursuant to Services that is not generally known, including but not limited to (a) concepts and ideas relating to the development and distribution of

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content in any medium or to the current, future and proposed products or services of MaxCyte or its subsidiaries or affiliates; (b) trade secrets, drawings, inventions, know-how, software programs, and software source documents; (c) information regarding plans for research, development, new service offerings or products, marketing and selling, business plans, business forecasts, budgets and unpublished financial statements, licenses and distribution arrangements, prices and costs, suppliers and customers; and (d) any information regarding the skills and compensation of employees, contractors or other agents of MaxCyte or its subsidiaries or affiliates. Confidential Information also includes proprietary or confidential information of any third party who may disclose such information to MaxCyte or Consultant in the course of MaxCyte’s business.

14.2Consultant’s obligations set forth in this Section 13 shall not apply with respect to any portion of the Confidential Information that Consultant can document by competent proof that such portion: (i) is in the public domain through no fault of Consultant; (ii) has been rightfully independently communicated to Consultant free of any obligation of confidence; or (iii) was developed by Consultant independently of and without reference to any information communicated to Consultant by MaxCyte.

14.3 Consultant may disclose MaxCyte’s Confidential Information in response to a valid order by a court or other governmental body, as otherwise required by law. All Confidential Information furnished to Consultant by MaxCyte is the sole and exclusive property of MaxCyte or its suppliers or customers. Upon request by MaxCyte, Consultant agrees to promptly deliver to MaxCyte the original and any copies of such Confidential Information. Notwithstanding the foregoing or anything to the contrary in this Agreement or any other agreement between MaxCyte and Consultant, nothing in this Agreement shall limit Consultant’s right to discuss Consultant’s engagement with MaxCyte or report possible violations of law or regulation with the Equal Employment Opportunity Commission, United States Department of Labor, the National Labor Relations Board, the Securities and Exchange Commission, or other federal government agency or similar state or local agency or to discuss the terms and conditions of Consultant’s engagement with others to the extent expressly permitted by applicable provisions of law or regulation, including but not limited to "whistleblower" statutes or other similar provisions that protect such disclosure. Further, notwithstanding the foregoing, pursuant to 18 U.S.C. Section 1833(b), Consultant shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that: (1) is made in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney, and solely for the purpose of reporting or investigating a suspected violation of law; or (2) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.

15.Term and Termination.

15.1Term. The term of this Agreement is outlined in Exhibit A of this Agreement.

15.2Termination.  MaxCyte may terminate this Agreement immediately if the Consultant (i) materially breaches this Agreement, or (ii) is hired as a full-time employee with MaxCyte. The parties agree that a “Material Breach” by Consultant shall occur if Consultant: (a) fails to abide by any recognized professional standard, including any ethical standard; (b) fails to

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provide the Services as reasonably requested by MaxCyte; (c) secures other full-time employment that prohibits his ability to provide the Services to MaxCyte; (d) breaches any other material obligations of this Agreement, or (e) violates local, state, or federal laws. In the event MaxCyte terminates this Agreement pursuant to this Section 14.2, it shall also have the right to pursue any and all legal remedies available to it at law or in equity including seeking damages, if any.

15.3Effect of Termination.  Upon any termination or expiration of this Agreement, MaxCyte agrees to pay Consultant for Services rendered and expenses incurred hereunder which have not been previously paid or disputed by MaxCyte for the period up to the date of termination. Consultant agrees to deliver or perform any Service, including any Work Product, materials or deliverables, through the date of termination, whether fully or partially complete. Without limiting the foregoing, in the event of a termination of this Agreement, Consultant shall (a) transfer and assign to MaxCyte all property and materials in Consultant’s possession or control belonging to or paid for by MaxCyte, including, if applicable, all unused or unpublished advertising or creative work whether finished or in progress, and (b) cause to be assigned to MaxCyte, or its designee, any contractual rights with third-parties relating to the Service to the extent assignable. Consultant shall immediately (i) discontinue all use of MaxCyte’s Confidential Information delivered under this Agreement; (ii) delete any such MaxCyte Confidential Information from Consultant’s computer storage or any other media, including, but not limited to, online and off-line libraries; and (iii) return to MaxCyte all equipment (i.e., computers, printers, phones, etc.) provided to Consultant by MaxCyte to perform the Services, and, at MaxCyte’s option, destroy, all copies of such Confidential Information then in Consultant’s possession.

15.4Survival.  The rights and obligations contained in Sections 3-6, 8-9, 13, 14, and 15-22 will survive any termination or expiration of this Agreement.

16.Indemnification

16.1Indemnification by Consultant.

(a)Consultant agrees to defend, indemnify and hold harmless MaxCyte, its affiliates, officers, directors, employees and agents (collectively, “MaxCyte Indemnitees”) from and against any and all claims, actions, losses, deficiencies, damages, penalties, liabilities, costs, and expenses (including, but not limited to, reasonable attorneys’ fees) (“Losses”), as incurred, arising out of, or in connection with: (a) any breach by Consultant or its representations, warranties, covenants or agreements hereunder; (b) any claim or allegation that any Service, or any reasonably foreseeable use or adaption thereof, infringes or violates any right of any third-party; and (c) the negligence, recklessness, fraud or misconduct of Consultant or its contractors or subcontractors.

(b)If MaxCyte is precluded from using any Service due to an actual or claimed infringement or violation of any third-party right, or for any other reason, then Consultant will, at its expense, (i) procure for MaxCyte the right to continue to use such Service, and/or (ii) replace or modify such Service so that it becomes non-

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infringing, but only in a manner not causing such Service to deviate in any material way from its applicable functional specifications.

(c)Notwithstanding any provision in this Agreement to the contrary, MaxCyte, nor its respective affiliates, partners, agents, vendors, or employees, shall be liable hereunder for any consequential or indirect loss or damage or any other special or incidental damages incurred or suffered hereunder by the Consultant.

16.2Indemnification by MaxCyte

(a) MaxCyte agrees to defend, indemnify and hold harmless Consultant, his heirs, successors, and assigns (collectively, “Consultant Indemnitees”) from and against any and all claims, actions, losses, deficiencies, damages, penalties, liabilities, costs, and expenses (including, but not limited to, reasonable attorneys’ fees) (“Losses”), as incurred, arising out of, or in connection with: (a) any breach by MaxCyte or its representations or warranties hereunder; (b) any claim or allegation that any Service, or any reasonably foreseeable use or adaption thereof, infringes or violates any right of any third-party; and (c) the negligence, recklessness, fraud or misconduct of MaxCyte or its contractors or subcontractors.

(b)Notwithstanding any provision in this Agreement to the contrary, Consultant, nor his heirs, successors, and assigns, shall be liable hereunder for any consequential or indirect loss or damage or any other special or incidental damages incurred or suffered hereunder by MaxCyte.

17.Successors and Assigns.  Consultant may not subcontract or otherwise delegate his obligations hereunder without MaxCyte’s prior written consent. MaxCyte may assign this Agreement without Consultant’s prior written consent. ~~MaxCyte may assign this Agreement without prior written consent to the Consultant~~. Subject to the foregoing, this Agreement will be for the benefit of MaxCyte’s successors and assigns and will be binding on Consultant’s subcontractors, delegates, heirs, successors, and assigns.

18.Notices.  All requests, demands and other communications required or permitted to be given hereunder shall be in writing and shall be deemed to have been given (a) when received, if delivered in person, or (b) three (3) days following the mailing thereof, if mailed by certified first class mail, postage prepaid, return receipt requested (or, if the date of receipt is not a Business Day, on the first Business Day after the date of receipt), as evidenced by a receipt executed by the addressee (or a responsible person in his or her office), or (c) via email or other electronic transmission. All such communications shall be sent to the following addresses, or to such other addresses as any party may inform the others by giving five Business Days’ prior notice:

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If to MaxCyte, Inc:	With copies to:

MaxCyte, Inc	MaxCyte, Inc.
Attn: Chief Executive Officer	Attn: Legal Department
9713 Key West Ave., Suite 400	9713 Key West Ave, Suite 400
Rockville, MD 20850	Rockville, MD 20850
Email: ceo@maxcyte.com	Email: Legal@maxcyte.com

If to Consultant:	With copies to:

Ross Squared Consulting LLC	Griffin & Griffin LLP
*	c/o Alexander Berman
*	1320 19th Street NW, Suite 800
*	Washington, DC 20036
*	Email: aberman@washlaw.com

For purposes of this Agreement, “Business Day” means any day that is not a Saturday, a Sunday or other day on which banks are required or authorized by law to be closed in the City of New York, New York, U.S.A.

19.Use of Name. Consultant shall not use the name, trade name, service marks, trademarks, trade dress or logos of MaxCyte (or any of its subsidiaries and affiliates) in publicity releases, advertising or any other publication without MaxCyte’s prior written consent.

20.Governing Law.  This Agreement shall be governed in all respects by the laws of the State of Maryland (regardless of the choice of law principles of Maryland or of any other jurisdiction). Any suit brought hereon and any and all legal proceedings to enforce this Agreement, whether in contract, tort, equity or otherwise, shall be brought only in the state or federal courts located in Anne Arundel County, Maryland, with MaxCyte and the Consultant hereby waiving any claim or defense that such forum is not convenient or proper. The parties agree that venue shall be proper in such courts, and that such courts will have in personam jurisdiction over them.

21.Severability.  Should any provisions of this Agreement be held by a court of law to be illegal, invalid or unenforceable, the legality, validity and enforceability of the remaining provisions of this Agreement shall not be affected or impaired thereby.

22. Waiver. The waiver by MaxCyte of a breach of any provision of this Agreement by Consultant shall not operate or be construed as a waiver of any other or subsequent breach by the Consultant.

23.Injunctive Relief for Breach. Consultant’s obligations under this Agreement are of a unique character that gives them particular value; breach of any of such obligations will result in irreparable and continuing damage to MaxCyte for which there will be no adequate remedy at law; and, in the event of such breach, MaxCyte will be entitled to injunctive relief

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and/or a decree for specific performance, and such other and further relief as may be proper (including monetary damages if appropriate and attorney’s fees).

24. Security Requirements. Unless agreed to in writing by MaxCyte in advance, Consultant shall only use MaxCyte’s computers, and other material and equipment for accessing MaxCyte’s systems and information. However, if MaxCyte agrees to allow Consultant to use Consultant’s own computer equipment, Consultant shall maintain the most up to date anti-virus, industry accepted firewalls and/or other protections on its systems and networking equipment. The Consultant certifies that all systems and networking equipment that support, interact, or store MaxCyte information meet the above standards and industry best practices for physical, network and system security requirements. Printers, copiers, or fax machines that store MaxCyte data into hard drives must provide data at rest encryption. Significant deviation from these standards must be approved by MaxCyte or designee. The downloading of MaxCyte Confidential Information onto a non-MaxCyte laptop or any other portable storage medium is prohibited without MaxCyte’s express written authorization or designee.

25.Entire Agreement.  This Agreement constitutes the entire understanding of the parties relating to the subject matter and supersedes any previous oral or written communications, representations, understanding, or agreement between the parties concerning such subject matter.  This Agreement shall not be changed, modified, supplemented, or amended except by express written agreement signed by the parties.

26.Debarment. Consultant certifies that neither it nor any of its agents providing services hereunder has been debarred under the provisions of the Generic Drug Enforcement Act of 1992, 21 U.S.C. Sec. 335a(a) and (b). If Consultant or any of its agents becomes debarred or received notice of or threat of debarment, Consultant shall immediately notify MaxCyte in writing and cease work hereunder. Debarment may result in the immediate termination of this Agreement.

27.Counterparts.  The parties may execute this Agreement in counterparts, each of which is deemed an original, but all of which together constitute one and the same agreement. This Agreement may be delivered by electronic (pdf) transmission, or electronic (pdf) copies of executed documents shall be binding as originals. Electronic Signatures have the same force and effect as manual signatures. “Electronic Signature” means any electronic characters, pictures, symbol, or process attached to or logically associated with this Agreement in accordance with a dedicated e-signature process (such as e.g., DocuSign, Adobe Sign) and executed and adopted by a party with the intent to sign such Agreement.

28.Interpretation. For purposes of this Agreement, (a) the words “include,” “includes” and “including” shall be deemed to be followed by the words “without limitation”; (b) the word “or” is not exclusive; and (c) the words “herein,” “hereof,” “hereby,” “hereto” and “hereunder” refer to this Agreement as a whole.  Unless the context otherwise requires, references herein: (x) Exhibits mean the Exhibits attached to this Agreement; (y) to an agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof; and (z) to a statute means such statute as amended from time to time and includes any successor

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legislation thereto and any regulations promulgated thereunder. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting an instrument or causing any instrument to be drafted. The Exhibits referred to herein shall be construed with, and as an integral part of, this Agreement to the same extent as if they were set forth verbatim herein.

In Witness Whereof, the parties have executed this Agreement effective as of the Effective Date.

MAXCYTE, INC.		Ross Squared Consulting LLC

By:	/s/ Douglas Swirsky	By:	/s/ Thomas M. Ross:

Name:	Douglas Swirsky	Name:	Thomas M. Ross
Title:	Chief Financial Officer	Title:	Principal

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EXHIBIT A

Scope of Work and Fees

Description of Services & Deliverables:

•	Consultant will provide transitional services to MaxCyte and consult on various sales matters.

Duration:

The parties agree that the Services in this Agreement shall begin on the Effective Date and end on March 31, 2026, unless terminated early by the parties (“Term”).

Compensation:

The total compensation for the Services outlined in this Agreement shall not exceed $554,263.22 without MaxCyte’s prior written authorization for which such authorization shall not be unreasonably withheld. The Parties agree that during the Term, Consultant will submit monthly invoices in the amount of $39,590.23 for Services rendered hereunder.

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EXHIBIT B

PREVENTING HARASSMENT

In accordance with applicable law, MaxCyte prohibits sexual harassment and harassment because of age, sex (including pregnancy, childbirth, or related conditions), race, color, religion, gender identity or expression, genetic information, national origin, ancestry, disability, marital status, covered veteran status, sexual orientation or any other basis protected by federal, state, or local law. All such harassment is prohibited, even if it does not rise to the level of being unlawful, and will not be tolerated in the workplace or off the premises, including but not limited to social or business activities conducted or sponsored by MaxCyte.

Sexual Harassment

Sexual harassment includes unwanted sexual advances, requests for sexual favors, or visual, verbal, or physical conduct of a sexual nature when: (1) submission to the conduct is made a term or condition of employment; or (2) submission to or rejection of the conduct is used as basis for employment decisions affecting the individual; or (3) the conduct has the purpose or effect of unreasonably interfering with the employee’s work performance or creating an intimidating, hostile, or offensive working environment. This definition includes many forms of offensive behavior. The following is a partial list:

●	Unwanted sexual advances;
●	Offering employment benefits in exchange for sexual favors;
●	Making or threatening reprisals after a negative response to sexual advances;
●	Visual conduct such as leering, making sexual gestures, or displaying sexually suggestive objects, pictures, cartoons, or posters;
●	Verbal conduct such as making or using derogatory comments, epithets, slurs, sexually explicit jokes, or comments about any employee’s body or dress;
●	Verbal sexual advances or propositions;
●	Verbal abuse of a sexual nature, graphic verbal commentary about an individual’s body, sexually degrading words to describe an individual, or suggestive or obscene letters, notes, or invitations;
●	Physical conduct such as touching, assault, or impeding or blocking movements; and
●	Retaliation for reporting harassment or threatening to report harassment.

Sexual harassment can occur between individuals of the opposite sex or the same sex. Sexual harassment on the job is unlawful whether it involves coworker harassment, harassment by a Manager, or harassment by persons doing business with or for MaxCyte.

Other Forms of Harassment

Harassment on the basis of age, sex (including pregnancy, childbirth, or related conditions), race, color, religion, gender identity or expression, genetic information, national origin, ancestry, disability, marital status, covered veteran status, sexual orientation, or any other protected basis is prohibited when such conduct has the purpose or effect of: unreasonably interfering with an employee’s work performance; creating an intimidating, hostile, or offensive work environment; or otherwise adversely affecting an individual’s employment opportunities. Harassment includes, but is not limited to, the following behavior:

●	Verbal conduct such as threats, epithets, derogatory comments, or slurs;
●	Visual conduct such as derogatory posters, photographs, cartoons, drawings, or gestures;

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●	Physical conduct such as assault, unwanted touching, or blocking normal movement; and
●	Retaliation for reporting harassment or threatening to report harassment.

Harassment Complaint Procedures

MaxCyte’s complaint procedure provides for (1) an immediate, thorough, and objective investigation of any claim of unlawful or prohibited harassment, (2) appropriate disciplinary and remedial action against an employee found to have engaged in prohibited harassment, and (3) appropriate remedies for any victim of harassment. MaxCyte may also put reasonable interim measures in place, such as a leave of absence or a transfer, while an investigation proceeds. Complaints will be handled confidentially, except as necessary for investigation and resolution.

If you believe you have been harassed on the job or witness such harassment, you should provide a written or verbal complaint to your immediate Manager, location Manager, the Legal Department, or the Human Resources Department as soon as possible. This policy does not require reporting harassment to any individual who is creating the harassment. If you report the harassment verbally, you typically will be asked to put the complaint in writing. Your complaint should be as detailed as possible, including the names of individuals involved, the names of any witnesses, direct quotations when language is relevant, and any documentary evidence (notes, pictures, cartoons, etc.).

All incidents of prohibited harassment that are reported will be investigated. The investigation will be completed and a determination regarding the reported harassment will be made and communicated to the employee who complained and to the accused harasser(s). If MaxCyte determines that prohibited conduct has occurred, MaxCyte will take effective remedial action commensurate with the circumstances including, where appropriate, disciplinary action up to and including immediate termination. Managers who knew of prohibited harassment but took no action to stop it also are subject to discipline.

This policy prohibits retaliation, harassment, or other adverse action because of making a complaint of harassment, participating in, or assisting with an investigation, opposing harassment, or otherwise exercising rights protected by law. Any employee who experiences or witnesses any conduct they believe to be retaliatory should immediately follow the reporting procedures stated above.

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